Exhibit 10.1

Director Compensation Schedule

Retainers and Fees

Annual Retainer for each Director	$30,000

Annual Committee Member Retainers

Audit Committee	$7,000
Compensation Committee	$5,000
Nominating/Corporate Governance Committee	$4,000

Annual Committee Chair Retainers

Audit Committee	$20,000
Compensation Committee	$12,000
Nominating & Corporate Governance Committee	$8,000

•                  Fees based on attendance at Board meetings and Committee meetings will no longer be paid.

•                  Board retainers and Committee retainers will be paid pro rata quarterly over the course of each year.

Amendments to 2003 Equity Incentive Plan (the “Plan”)

Any automatic option grant to newly elected or appointed non-employee directors under the Plan made during the period from May 19, 2005 to December 31, 2005 shall consist of an option to purchase 30,000 shares of the Company’s common stock, vesting monthly over a three year period starting on the date of the grant.

Any annual automatic option grant to non-employee directors under the Plan made during the period from May 19, 2005 to December 31, 2005 shall consist of an option to purchase 10,000 shares of the Company’s common stock, vesting monthly over a one year period starting on the date of the grant, provided that such individual has served as a non-employee director for at least 6 months.

Any automatic option grant to newly elected or appointed non-employee directors under the Plan made at any time on or after January 1, 2006 shall consist of an option to purchase 15,000 shares of the Company’s common stock, vesting monthly over a three year period starting on the date of the grant.

Any annual automatic option grant to non-employee directors under the Plan made at any time on or after January 1, 2006 shall consist of an option to purchase 5,000 shares of the Company’s common stock, vesting monthly over a one year period starting on the date of the grant, provided that such individual has served as a non-employee director for at least 6 months.

Each non-employee director first elected or appointed to the Board at any time on or after January 1, 2006 shall automatically be granted on the date of such initial election or appointment, 7,500 shares of restricted stock under the Plan, which shall vest over a period of three years in equal installments at the end of each full month from the date of the grant for so long as the non-employee director continuously remains a director of, or a consultant to, the Company.

On the date of each annual stockholders’ meeting held on or after January 1, 2006, each individual who is to continue to serve as a non-employee director shall automatically be granted 2,500 shares of restricted stock under the Plan, provided that such individual has served as a non-employee director for at least 6 months.  Such restricted stock shall vest over a period of one year in equal installments at the end of each full month from the date of grant for so long as the non-employee director continuously remains a director of, or a consultant to, the Company.

None of the above-referenced compensation shall be paid to any member of the Board (or committees thereof) who is an employee of the Company.